C O R P O R A T E P A R T I C I P A N T S

Matt Eichmann, Vice President, Investor Relations & Corporate Communications

Pete Watson, President & Chief Executive Officer

Larry Hilsheimer, Executive Vice President, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gabe Hajde, Wells Fargo

George Staphos, Bank of America Merrill Lynch

Adam Josephson, KeyBanc Capital Markets

Justin Bergner, Gabelli & Company

Steve Chercover, D.A. Davidson

Dan Jacome, Sidoti & Company

P R E S E N T A T I O N

Operator:

Good morning. My name is Kelly and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif Incorporated Third Quarter 2018 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. Thank you.

Matt Eichmann, you may begin your conference.

Matt Eichmann:

Thank you, Kelly. Good morning everyone. Welcome to Greif’s Third Quarter Fiscal 2018 Earnings Conference Call. On the call today are Pete Watson, Greif’s President and Chief Executive Officer, and Larry Hilsheimer, Greif’s Chief Financial Officer. Pete and Larry are available to answer questions at the end of today’s call. In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues that you consider material because we are prohibited from discussing significant non-public items with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.

Please turn to Slide 2.

As a reminder, during today’s call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we’ll be referencing certain non-GAAP financial metrics, and reconciliation to the most directly comparable GAAP metrics is contained in the appendix of today’s presentation.

Now, I turn the presentation over to Pete, on Slide 3.

Pete Watson:

Thank you, Matt, and good morning everyone. I’ll begin today’s call by providing a summary level review of our quarter, and then our CFO Larry Hilsheimer will expand on our financial results and discuss our outlook, and after prepared remarks we’ll conduct a question and answer period.

Let me start with the key takeaways. Our trailing 12-quarter customer satisfaction index score improved both year-over-year and quarter-over-quarter and continues to be led by consistent performance in Paper Packaging and by significant improvement in our Flexible Products and Services segment. Our operating profit before special items and Class A earnings per share before special items rose by 25% and 41%, respectively, versus the prior year quarter driven by our strong demand and favorable pricing dynamics in our Paper Packaging and Flexible Products and Services segment.

Transportation still remains a significant headwind and our Paper Packaging business overcame a $4.6 million headwind during the quarter.

Rigid Industrial Packaging continues to face trucking constraints but the financial impact was mitigated this quarter by a freight expense adjustment.

Finally, we increased and narrowed our Fiscal 2018 Class A earnings per share before Special Items guidance range. We’re also pleased to announce that our Board of Directors approved an increase to our quarterly dividend. The new dividend payable in October of 2018 pays $0.44 per share for a Class A common stock, and $0.66 per share for Class B common stock, and is consistent with our philosophy of returning capital to our shareholders.

Please turn to Slide 4.

RIPS third quarter was impacted by the continuation of raw material headwinds as the segment consolidated volumes were lower versus the prior year quarter, but this view is distorted by three isolated challenges. First, we experienced lower volumes in Southern Europe from a weak ag season due to extreme weather conditions. Second, we dealt with operational challenges in Brazil, including the impacts of a truckers strike. And third, we continue to experience a hypercompetitive market in China. I’ll touch more on these areas in a moment but excluding discrete challenges in Southern Europe only, steel volumes were up nearly 2% year-over-year with robust volume demands seen in North America, the Middle East and North Africa, Southeast Asia and Eastern Europe.

RIPS third quarter sales were roughly $13 million higher year-over-year due to higher selling prices stemming from contractual price increases and strategic pricing. RIPS gross profit was slightly higher versus the prior year quarter as a result of higher sales, improved manufacturing efficiencies and the freight expense adjustment previously mentioned. These tailwinds were partially offset by higher depreciation related to new projects and by significant raw material inflation. In EMEA, raw material costs per steel unit were up 4.8% versus the prior year quarter and in North America they were up 9.7% versus the prior year quarter and 4.1% versus second quarter of 2018. We continue to pass these costs along via our contractual arrangements, albeit through a three to four month lag. Full recovery will continue to lag until costs stabilize.

RIPS operating profit before Special Items decreased by roughly $4 million versus the prior year. This slightly higher gross profit was offset by an increase in SG&A expense. The segment also encountered a $4.8 million FX headwind versus the prior year quarter related primarily to Argentina.

In North America, volumes were strong. Third quarter intermediate bulk container increased 26% and steel [drum] volumes were up 5% versus the prior year quarter. Latin American steel drum volumes were down 4.8% versus the prior year quarter with the bulk of that shortfall in Brazil due to the truckers strike and operational challenges at our largest plant in country.

In EMEA, intermediate bulk container volumes grew by almost 21% while steel drum volumes were down 3.5% versus the prior year quarter. The shortfall in steel drum volumes was predominantly caused by the reduction in conical steel drum volumes related to a lack of rain and extreme weather in Southern Europe, which impacted our agricultural customers. Elsewhere in EMEA, steel drum demand was robust, including an 8.5% increase in demand in Eastern Europe, and a double digit increase in the Middle East and North Africa versus the prior year. We also commenced production at two new facilities during the quarter; our Kaluga steel drum plant in Russia, and a new IBC facility in Spain. Both are expected to ramp up over the remainder of the year.

In APAC, third quarter steel volume fell roughly 4% year-over-year. The shortfall was in China where we continue to experience competitive market conditions and make strategic pricing decisions aligned to value over volume. To a lesser extent, steel drum demand in China was negatively impacted by an unexpected customer shutdown for maintenance. We expect to finalize our go-forward strategy in China over the next several months.

Elsewhere in APAC, Southeast Asia steel drum demand remained solid with volumes increasing 5.6% versus the prior year.

Please turn to Slide 5.

Paper Packaging delivered an exceptional third quarter with improved sales margins and profit. PPS generated third quarter revenue of $236 million thanks to higher selling prices, higher specialty sales and strong unit growth. Our CorrChoice Network shipments were up 5.7% and outpaced the industry by 420 basis points on a per day basis year-over-year.

Third quarter operating profit before Special Items grew by nearly $25 million versus the prior year quarter, driven by containerboard price increases, favorable OCC costs, strong unit volume growth and increases in Specialty Product sales.

Transportation costs remain elevated and the segment faced a $4.6 million transportation headwind during the quarter, but mostly it was offset through a mix of Greif business system efficiencies.

Please turn to Slide 6.

Flexible Products and Services continue to demonstrate sustainable improvement with sales up 9.6% versus the prior year on a currency neutral basis, while gross profit rose 22% versus the prior year. Higher sales were driven by improved price and product mix management and broad-based volume demand of 7.1% across the segment. Stronger sales and improved manufacturing efficiencies expanded the segment’s gross and operating profit before Special Items by roughly $3 million versus the prior year. Looking ahead, we expect FPS operating performance to trend lower sequentially in the fourth quarter due to planned holidays in Romania and Turkey, and the timing to various fertilizer seasons around the world.

With that, I’ll turn the presentation over to our Chief Financial Officer Larry Hilsheimer.

Larry Hilsheimer:

Thank you, Pete. Good morning everyone. Please turn to Slide 7 to review our third quarter financial results.

Third quarter net sales on a currency-neutral basis were 5.5% higher year-over-year due to strategic pricing decisions, contractual price changes, and year-over-year containerboard price increases.

Third quarter consolidated gross profit grew by 16% versus the prior year quarter due to stronger gross profit performance in our Paper Packaging and Flexible Products and Services segments, partially offset by significantly higher raw material and transportation costs. Speaking of transportation costs, we recorded an expense reduction adjustment of $4.6 million in RIPS; $2.4 million of it related to prior 2018 quarters, $1.7 million related to 2017 and $0.5 million to 2016. This was discovered as we were painstakingly studying our transportation expense for opportunities to address the cost inflation. We discovered in that review that in transition from our prior UFB system in North America to an updated version that one invoice accrual matching process had not been appropriately built in the updated system and we ended up in an over-accrued position. We have corrected the core problem and the expense adjustment gets cumulative freight expense to the correct level.

Gross profit margin increased by 200 basis points versus the prior year quarter, primarily due to strong demand and a favorable price cost environment in Paper Packaging. Stronger performance across Flexible Products and Services and a one-time freight adjustment in Rigids, partially offset by raw material inflation, lower volumes and the timing of contractual pass-through adjustments in that segment.

Third quarter SG&A expense was roughly 8% higher versus the prior year quarter due to higher salaries and benefit costs, professional fees and increased depreciation and amortization related to the ERP implementation. The prior year comparison is also misleading. Recall we benefited from a one-time $2.9 million tax benefit last year that reduced Latin America’s SG&A expense that did not recur this year. Adjusting for that one-time item, the increase is 4.6%. The salary and benefits increase is partially driven by the previously discussed buildout of our shared service center in preparation for streamlining after completion of our ERP implementation. In addition, we incurred professional fees in tax planning and market profit pool analysis related to our strategic growth and M&A activities.

Third quarter operating profit before Special Items rose by more than $23 million versus the prior year quarter due to the reasons I previously mentioned.

Class A earnings per share before Special Items rose by roughly 41% versus the prior year quarter, thanks to better profitability and lower year-over-year non-GAAP tax rates.

Our year-to-date non-GAAP tax rate now stands at 30%, squarely within the range we previously guided to for Fiscal 2018, and is 430 basis points better than the comparable period thanks to tax planning strategy and tax reform efforts we’ve referenced on previous calls.

Prior to discussing cash flow, I’d like to comment on foreign exchange, which has been a hot topic in the news lately. Greif transacts in more than 25 currencies around the world and at any given time we are long some currencies and short others. Specifically during the quarter, the profitability of our RIPS business in EMEA was negatively impacted by weakness in the Russian ruble and Turkish lira, while the RIPS business in Latin America faced a headwind in the Argentinian peso. The overall FX headwind for RIPS was roughly $4.8 million with roughly $4 million of it attributable to the weakness in the Argentinian peso.

At the consolidated operating profit level, the FX headwinds in RIPS were largely offset by currency impacts in other parts of the business. Netting all of the moving parts, the overall FX impact for the quarter was a minor $1 million headwind versus the prior year.

Finally, third quarter free cash flow, excluding the additional pension contribution of $65 million, was roughly $81 million or $16 million higher than the prior year quarter. Higher free cash flow resulted largely from improved profitability partially offset by higher year-over-year capital expenditures for growth related projects.

Finally, our cash conversion cycle continues to improve despite the current inflationary environment we operate in. Working capital days decreased from roughly 57 days to 54 days on a trailing 12-month basis year-over-year, and have decreased by 9 days since the comparable period in Fiscal 2016.

I’ll now review our updated Fiscal 2018 guidance. Please turn to Slide 8.

We are increasing and narrowing our Fiscal 2018 Class A earnings per share before Special Items guidance range to between $3.53 and $3.69 per share to reflect the RIPS freight adjustment and the stronger performance seen in Paper Packaging and Flexible Products and Services netted against cost inflation pressures we are experiencing. Our capital expenditure and free cash flow guidance are unchanged.

I will close with a final few words on guidance and our key assumptions. First, currency markets remain volatile, but given the breadth of our portfolio we anticipate the FX movements will have an immaterial impact on our financial results for the year, it’s not an area of concern for us.

Second, as it relates to Paper Packaging, we assume OCC costs of $73 a ton for August, $87 a ton for September and $96 a ton for October, in line with the latest RISI forecast.

Third, as Pete mentioned, FPS’s results for the fourth quarter will trend lower than fiscal Q3 but will still represent a significant improvement when compared to Q4 of Fiscal 2017. Please also keep in mind that improvements in FPS are reflected in increased noncontrolling interest.

Finally, and similar to other companies, transportation tightness in North America is impacting our in transit inventory levels. In some cases we are waiting days or even weeks for appropriate trucks or lanes. We are proactively managing this situation to mitigate the impact to ensure that it does not negatively affect free cash flow for the year.

Now let’s turn to capital priorities on Slide 9. A strong balance sheet provides us financial flexibility to maximize value creation. At the end of the quarter, our leverage ratio stood at 2.0, at the low end of our targeted 2 to 2.5 times net debt to EBITDA range. We intend to maintain our targeted leverage ratio but would consider temporarily exceeding it if a compelling growth opportunity emerges.

We have opportunities to further strengthen our balance sheet in the future. For example, we have $250 million of 7.75% interest rate notes due in August of 2019. Based on current market conditions, we expect to pick up between 200 and 250 basis points when we refinance that debt in 2019. Our capital priorities include investing in organic and inorganic growth opportunities and returning capital to shareholders. Growth investments will be disciplined, guided by our risk adjusted framework and grounded on clear financial and strategic logic. M&A will be selective and aligned to our core competencies. We will continue to return cash to our shareholders through our sustainable dividend and will look to enhance those returns in the absence of compelling growth opportunities.

Now I turn the call back to Pete for his closing comments.

Pete Watson:

Thank you, Larry, and please turn to Slide 10. In closing, we are encouraged by the overall performance of our business. One of the benefits of our global portfolio is exposure to a variety of substrates and markets. Outperformance in some segments helps counter challenges experienced in others. We remain very confident the business will achieve its stated commitments for Fiscal 2018.

Thank you for participating this morning and we appreciate your interest in Greif. Please open the line for questions.

Operator:

Certainly. At this time, I would like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad. As a reminder, please limit to one question and one follow-up.

Your first question comes from the line of Gabriel Hajde from Wells Fargo Securities. Please go ahead.

Gabe Hajde:

Yes. Congratulations gentlemen and thanks for taking the question.

Pete Watson:

Thanks, Gabe.

Gabe Hajde:

First, kind of want to look at price costs, kind of at a high level in the RIPS segment. Is there a way for you to break out how far the U.S. maybe might be behind by the biggest cost components, which I’m assuming is raws and freight. Then the second part of the question, I’m starting to see some relief on the freight side, at least in some of the indicators that I track. Is there any way to I guess give us a sense for if you’re seeing-I know you talked about tightness in the market, but as it relates to the rates it actually seems like they’re starting to come down a little bit on a sequential basis month-to-month. Any help there would be appreciated.

Pete Watson:

Gabe, I’ll comment on the price cost lag in Rigid Industrial Packaging. The biggest area of catch up is in North America. Anybody seeing the steel cost increase is primarily because of tariffs in the U.S. It’s been on a steady incline. We talked about the increases year-over-year and sequentially from Q2 to Q3. It is starting to mitigate now and we would expect to start seeing catch up in our fourth quarter fiscal year and the first quarter of 2019 to get a more normalized rate of margins. That’s assuming that no other changes in steel costs increase from the time-from now until those times.

In regard to transportation, we still see that as a real challenge, Gabe, it’s availability and really driver shortage, so we hope they start mitigating but we have some specific plans that were in place to manage that, both short term and longer term, and I still think that’s a big challenge to our business and other industrial companies longer term structurally in the transportation realm.

Larry Hilsheimer:

Yes, let me supplement what Pete said. The one thing I would remind everyone is that on these price adjustment mechanisms, most of them are tied to calendar quarters, and we’ve seen that as of the end of June that things had already sort of flattened and turned in Europe and China, but in the U.S., just to give you perspective, if I go back to a year ago, cold rolled basic index was 906; in December it was pretty steady 892, then it went up to 1,025 in March and 1,117 in June. Now, the last two months, July topped a couple of bucks and then it went down in August. If September is flat we should, like Pete said, start to see some recovery toward the end of our fourth quarter as we work through the inventories and have the pricing adjustments kick in after that, but it will predominantly start to come in the first quarter, or should, as long as we don’t see a price spike in September.

Gabe Hajde:

Okay. That’s very helpful. Thank you, gentlemen. Larry, you did mention China, which is kind of where I wanted to go next. Can you frame up for us kind of the current dynamics? I ask sort of in the context of pricing that turned slightly negative this quarter, had been positive for four or five quarters, at least when I look at the data that you provide us. Should we interpret this as Greif responding to the market and starting to defend their turf, or is this more about just raw material movements over there, which I know can differ, as you pointed out, from what we’re seeing here domestically.

Pete Watson:

It’s very insightful, Gabe. As we know, we’ve talked about this over the last several quarters. It’s a hypercompetitive market, mainly from local Chinese competitors. We have a new Commercial team in place. We are responding in some places to protect our turf, but ultimately, our vision and our goals are to create value and operating profit, and we’ve modeled out the various scenarios to determine that balance between volume and margin. Some of that’s around protecting turf, but ultimately-and we’ll have a decision in the next two to three months, on what our newer strategies, how we go to market and what our footprint looks like to combat the current environment, which we see as being more prolonged than short term in terms of competitive profiles in that market.

Larry Hilsheimer:

Gabe, just on that, just giving the end of quarter indexes in China relative to your comment on the pricing. At the end of December, it was 640, then at the end of March it was 620 and the end of June is 608, so yeah, you’re dead spot on; it’s trending that way on the adjustment mechanisms in China.

Operator:

Your next question comes from the line of George Staphos with Bank of America Merrill Lynch. Please go ahead.

George Staphos:

Hi everyone. Good morning. Thanks for all the details. I guess my questions are around RIPS volumes. Pete, I was wondering if we should draw any conclusions from the CSI is really not trending towards your goal; they’ve been somewhat stagnant. Certainly improved versus prior year levels, but should we draw any conclusions from the fact that the CSIs aren’t moving and your volumes have been a little bit weak there? You called out a number of one-off things this quarter and the last couple of quarters there’s always been something in RIPS. Do you think there’s something structural in RIPS that prevents it from putting up more sustained volume growth? Your thoughts there and then I had a follow on.

Pete Watson:

I appreciate the question. I would say no, I think there’s not a structural alignment between our CSI scores and our volumes, and let me tell you why. If you look at discrete businesses within our RIPS business, we have some exceptional performances on CSI. There’s isolated underperforming regions-plants, countries and regions that are dragging that down fairly substantially, but more importantly, when we talk to our customers we get a overgrowing sense that our customers are very happy with the values and the services we deliver, and when you really look at overall-if you take out the discrete-we’ll just take out the one discrete issue which is really the Southern Europe ag sector-our volumes in EMEA grew 2.2% year-over-year (sic) [2.0% overall globally], which is on the high end of what we expect in terms of organic growth. North America demand was up 5% on steel drums; Southeast Asia is up over 5% and where the gap is was China, as we’ve talked about the competitive situation. In Brazil, we’ve had pretty good growth trends. We just had a controllable issue in Brazil that is in our control operationally that’s a challenge that we’re in the midst of fixing and once we get through that I expect us to grow in the steel business there.

I’d also tell you our growth in IBCs continue to exceed our expectations, high teens growth, but your question on alignment is very important, and we take that very seriously. The lagging performers in discrete regions around the world have a lot of attention from myself and the business presidents, and I’m actually confident that those businesses will return their CSI levels to the standards we expect.

Thanks for that question.

Larry Hilsheimer:

Let me follow on one thing too. RIPS, on an overall basis, you look at it, we had $4.8 million of negative drag in the quarter year-over-year from currency, almost $4 million of it from Argentina. Last year in Argentina in the third quarter we had $2.9 million of a 1991 tax refund that flowed through the quarter, so that’s on the year-over-year. We obviously had this $4.6 million adjustment on the transport, freight, but then we also had these conical drums, which is about $2.8 million of drag just related to the drought. So, bottom line is we’re actually pretty pleased with our performance in RIPS.

George Staphos:

Okay. Larry, I appreciate that. Thanks for the additional thoughts, and thank you, Pete. My follow on, and then I’ll turn it over, if you could give us a little bit more color in terms of the swing factors in your fiscal fourth quarter guidance. What drives the question is effectively you raised the lower end of the range, and much of that is driven by the freight reversal. In answering Gabe’s question, it sounds like the raw material situation is getting better, and yet you seem to call that out-at least to me, to my ears-as the biggest risk factor. So, help me understand what are the swing factors? What are you really building in true sort of fundamental cushion for and what might be just appropriate prudence and reserve, and then I’ll stand down and turn it over.

Larry Hilsheimer:

Sure. Thanks, George. As you know, we don’t give quarterly guidance, but obviously we’re at the last quarter of the year so it effectively ends up being that now. I did note that we got several comments about, “Well, gee, you’re guiding below fourth quarter consensus.” Well, that’s great; we don’t give quarterly numbers. When I look at it and I say what did we update it at June, I’m very pleased that we’re able to increase our guidance. You can look at it as tied to the accounting adjustment on the transport, but we look at it from a slightly different perspective.

From the time we provided that updated guidance in June we experienced the drought in Europe which cost us about $2.8 million. We had the currency shifted that changed from what we had forecast then to $2 million worse than was anticipated at that time. Our tax rate continues to be coming in just as we had guided; nothing is shifting on that. Offsetting those negatives, we realized the accounting adjustment of $4.6 million, and despite all that, because of improved operations in our business, we were able to raise our earnings guidance range. So, we’re actually very bullish on what’s going on in our business, and as we’ve said time and time again, many unexpected things happen in business. You need to just manage around them, and that’s one of the reasons we don’t give quarterly guidance.

Yes, we had the $4.6 million; it offset some other unexpected, unanticipated things, and then operations improved and that’s what’s allowed us to improve the guidance.

Operator:

Again, as a reminder, to ask a question please press star, then the number one on your telephone keypad, and please limit to one question and one follow-up.

Your next question comes from the line of Adam Josephson from KeyBanc. Please go ahead.

Adam Josephson:

Thanks. Pete and Larry, good morning.

Pete Watson:

Good morning, Adam.

Larry Hilsheimer:

Good morning.

Adam Josephson:

Good morning, Pete and Larry. Pete, you talked a few times about the discrete or isolated challenges in the RIPS business, I think in your prepared comments and in response to George’s question. A couple of related questions. One is what happened in Brazil at your largest plant? You talked about operating challenges there. Two, you’ve called out weather-related problems in each of the past four quarters in the Rigid business, be it hurricanes or drought or cold weather or whatever, but the last four quarters weather has been a consistent problem. It doesn’t seem like the weather problem in the last quarter was discrete; it seems more of a continuation of what you’ve experienced over the past several quarters. Just would appreciate your thoughts on those two issues.

Pete Watson:

Thanks Adam. In Brazil, we consolidated two operations into one about a year ago and we’ve had some operating issues in terms of maintenance, in terms of efficiencies that we have had to correct, which caused some throughput issues. We’re in the midst of correcting that, and then in addition to that, to a smaller extent, the truckers strike had an impact all throughout Brazil, so that really relates to that.

In regard to weather, we can’t control weather. We just have to operate within it. But when the-in our conical ag season, which really serves the tomato business, tomato paste business, it’s a fairly large portion of our third quarter and part of our fourth quarter, and it was down over half a million drums, when in the past two to three years we’ve had record volumes and record performance in that. So, we had early in the year that was rain and then it became very, very dry, and so the tomato farmers planted less crops and then the crops they had were really decimated by the severe heat. We didn’t expect the severity of that but it happened, and we didn’t control it, and it was a big part of the demand profile in RIPS EMEA. Again, if you look at taking out that one discrete issue in Southern Europe, our steel drum business grew by 2.2% overall in that region (sic) [2.0% overall globally].

So, from a demand standpoint, we feel very comfortable with what we’re doing and how we’re winning in those markets. I can’t control weather and we can’t control weather, and we can just manage through that.

Larry Hilsheimer:

I guess the only thing I’d add, Adam, is I hear you and obviously there have been a lot of different weather things, but we’re obviously just telling you relative to the guidance that we gave in June what changed. In June, we didn’t anticipate the drought wiping out the conical business in Europe. It’s just a step off and it’s just explaining the change.

Adam Josephson:

Sure. Just, Larry, on the cash flow, for my second question, it seems as though you’re guiding to the biggest free cash flow quarter in the Company’s history in 4Q-correct me if I’m wrong there. I know a year ago in 4Q I believe you had the largest free cash flow quarter ever. Is there something that is structurally changing in the Company such that you’re generating evermore of your free cash flow in the fourth quarter. If so, can you just help me understand that change?

Larry Hilsheimer:

Sure. Obviously, as we’ve said before, we have a lot of confidence in our cash flow forecast and that’s despite increased cap ex. To your core question, over time we have had an increase in our ag segment business that’s had something to do with it. Obviously, the conical business being off this year will drag that, but that’s more than offset by the fact in the Paper business you’ve had the OCC cost and the paper price increases flowing in in the second half of the year. That’s what’s going on this year. But yes, it’s been a subtle shift over time. We actually have not dug in to find out exactly the shifting nature. Actually we were just talking about that yesterday, that we’re going to go back and try to look at what else has impacted it, but we know it’s those primarily two things for this year, anyway, but the ag thing has been shifting.

We didn’t have a big ag business in Europe a number of years ago. We got big in the conical space, which was a nice lift, and despite it being significantly off this year from what we had projected it to be, it’s still a nice business and it's all second half.

Operator:

Your next question comes from the line of Justin Bergner from Gabelli & Company. Please go ahead.

Justin Bergner:

Hi. Good morning, Pete. Good morning, Larry.

Larry Hilsheimer:

Hey, Justin.

Pete Watson:

Hi, Justin.

Justin Bergner:

I just have a couple of clarifying questions. First, the increase in gross profit in Rigid, should I interpret that in light of volumes being negative across your global Rigid business that there was an improvement in mix? Because I know you indicated that lagging cost recovery was still a headwind.

Larry Hilsheimer:

Yes, Justin, it is. It’s a combination of mix, but again-and we do have some higher volumes as Pete went through in some of our more profitable areas. I mean North America is a nice space for us and we’ve taken nice price increases, but also had volume driven things. We obviously are still trying to catch up on that cost curve on steel, so we’re optimistic about what first quarter next year shows for North America.

Justin Bergner:

Okay, that’s helpful. Secondly, I just want to make sure I understood what was going on with FX. In the prepared remarks you mentioned FX headwind of $4.8 million but then you said something about it netting to a $1 million headwind. Could you just clarify what you mean there? How much of the FX headwind is sort of one-time versus ongoing?

Larry Hilsheimer:

The $4.8 million is in the RIPS segment alone, Justin, and $4 million of that is Argentina alone because of their economic challenges. On an overall basis for Greif consolidated it’s $1 million for the quarter. Obviously we have the offset in some of the other business units, primarily FPS with the lira. It ends up favoring us because it’s a translated cost on labor and us selling into the euro market, so a nice tailwind in that business along with their operational improvement.

As to it being a one-time item, I mean that’s very difficult to call. I mean which way currency markets are going, we hedge about half of our currency risk right now and the hedges are working as designed in terms of bottom line impact and actually are sort of a negative drag for us this year against some of the currencies, but it’s all slight. The bottom line impact, as we said, for the year we expect to be very minor.

Operator:

Your next question comes from Steve Chercover from D.A. Davidson. Please go ahead.

Steve Chercover:

Thanks. Good morning everyone.

Pete Watson:

Hey, Steve.

Steve Chercover:

(Inaudible) probably easy one. Is there any residual pricing benefit yet to be realized from the spring containerboard hike? That was my first.

Pete Watson:

No. All the price increases have been fully realized throughout our system.

Steve Chercover:

Okay, terrific. Then I actually don’t want to rip on performance of RIPS because it sounds like there’s actually some good things going on, but I’m just wondering were the start up expenses of the facilities in Europe, did they impact the quarter much? If so, by how much?

Larry Hilsheimer:

Not really. There was nothing more than what we had built into our plans at all, Steve. Nothing significant. The only thing that’s impacting us, I’d say to keep in mind relative to original guidance and to Europe real volumes is because of the delays in those projects, because of delivery delays on blow molders-just as an aside on that, our primary supplier in that reconsolidated their production facilities from elsewhere in Europe to Czechoslovakia and put them way behind which then put us way behind on receiving our blow molders. That has impacted us in not getting those up and operational as quickly as we had thought we would, and that’s cost us some earnings this year and volumes, which has been another challenge we’ve overcome, which is why again I go back to we’re very pleased with where our RIPS business is.

Operator:

Your next question comes from Dan Jacome from Sidoti & Company. Please go ahead.

Dan Jacome:

Good morning. Can you hear me?

Pete Watson:

Yeah. We can, Dan.

Larry Hilsheimer:

Sure.

Dan Jacome:

Terrific. Thank you. Just two longer term questions, I guess. Can you give us an update on the sheet feeder network capacity build that you guys are-I think you said you were projecting to be complete by the end of Fiscal ’19. Sorry if you did provide an update and I missed it.

Then my second question was just on taxes. I know at your Analyst Day in ’17 you discussed several potential levers in place to mitigate tax leakage. Can you give an update on that? If you still see any room for improvement just on the tax line in the next couple of years? Thanks a lot.

Pete Watson:

Dan, I’ll answer the corrugator and Larry can handle the tax. No change. That Mid-Atlantic corrugator in northeast Pennsylvania is on track for late 2019, exactly how we’ve told everybody last quarter. We’re on pace.

Larry Hilsheimer:

With respect to taxes, Dan, I couldn’t be more pleased with our Tax group and the things that they’re doing for the Company. They’ve really done great work for us in driving-like our cash tax rate this year will probably be around 18% and that means we’re deferring a lot of taxes out there, and that’s non-GAAP.

As to future, I anticipate that we will be able to reduce that sort of non-tax range. We’re now at 28 to 32; I would expect it to move down a couple of hundred basis points over time. But, tax planning is complicated. You get into a lot of state and local tax environments, and one of the things I think we all can be concerned about is we’ve got a lot of states in this country that have pension liabilities that they’re under water on and they need to pay for them somehow, so with the federal taxes going down they might find leeway to raise state and local taxes. I think that is just something to be cautious about.

Dan Jacome:

Okay, fair enough. That helps. So, just remind us again on the new Mid-Atlantic feeder network, what’s going to be the long-term end game and what are you looking to improve on versus your current asset base? Is it going to maybe speed to market, or more value-added, customized containerboard product? Can you just remind us on that? That’s all I had.

Pete Watson:

The installation of that is consistent with our strategy in Paper Packaging and it’ll both have specialty value-added product, an asitrade which makes litho-laminated sheets. It also will have a high-speed wide corrugator. We chose to put it there because it strengthens our regional network to serve our strategic customers in our existing CorrChoice network, but it also is aligned where we have committed customers in that region that are strategic to us, so our view is we build new plants not with a hope and prayer, but with committed customers that are strategic to us that helps us grow and enable our customers to be successful. That’s our philosophy and as we continue to expand and grow in any of our businesses in Greif those will be the earmarks on why we’ll expand.

Operator:

Again, as a reminder, to ask a question please press star, one on your telephone keypad, and please limit to one question and one follow-up. Your next question comes from the line of George Staphos from Bank of America Merrill Lynch. Please go ahead.

George Staphos:

Hi. Thanks for taking my follow-ons. My next two, Pete, you talked about compelling growth opportunities and evaluating those versus return of value to shareholders. Obviously you study this very closely, as do all companies, and I know you can’t get too far ahead of yourselves relative to whenever the press releases ultimately come out, but how would you rate the growth opportunity pipeline at this juncture looking out six to 12 months versus where it might have been six months ago? That’s question number one.

Then question number two, just since we’re on the subject of cash flow, I think you mentioned earlier just now in answering a question that cash taxes, Larry, will be around 18%. How long do you think you can keep that kind of-maybe not to the basis point, but that kind of differential versus the GAAP rate? Thank you, and I’ll be back.

Pete Watson:

Thanks, George. I’ll answer the first one and allow Larry to answer the second one. The opportunities six months ago versus now, I would tell you we have a very good process we’re following. We have a very active pipeline. I think the multiples are similar to where they were six months ago. I think what becomes available differentiates what was six months ago to today. Again, we’re going to be very disciplined in what we look at and what we execute on, and it’s not going to be a growth strategy for growth’s sake; it’ll be how do we improve our cash flow and how do we improve our margins and our profits.

We feel good about what we have in front of us, but it’s like you said; it’s a balance between growth for margin and cash flow versus other opportunities we have to deliver value back to our shareholders.

Larry Hilsheimer:

George with respect to the cash tax rate, I’ve not asked the team to build that out to where we think it would be right now, so I don’t really have a great answer for you, a detailed answer, but just a couple of high level things to point out.

One is we are continuously working on further strategies to manage and reduce our tax liabilities and part of that is trying to figure out how do you push tax liabilities out. Second is it can be really bumpy because of some of the provisions in the new tax law. Let’s say on the M&A front, if we bought assets on a business, you have provisions that allow you to write off the entire amount now, so you could end up having a really lumpy look at cash.

Then finally, as part of the tax reform also, you have the eight-year transition tax that you have to pay for elimination of the repatriation provisions, so there’s a lot of give and takes. It’s not a perfect answer for you.

As we go into our budgeting process for next year and looking at cash flow, we’ll obviously be looking at what we believe will be the impact for next year, and we’ll try to look at what does it look like going into the future, but then there’s always that caution, particularly if you’re active in this M&A market, it could be all over the place.

George Staphos:

Thank you.

Operator:

Your next question comes from the line of Adam Josephson from KeyBanc. Please go ahead.

Adam Josephson:

Thanks, Pete and Larry. Appreciate it. Just two more from me. Just one on your paper business. Obviously you’ve been growing well ahead of the market, and kudos to you on that. As you know, there have been many capacity announcements over the last year, presumably in response to these extremely healthy industry conditions. At some point soon, given the rate at which you’re growing, do you anticipate a need to add capacity as well, and why or why not?

Pete Watson:

You’re right. Attractive markets always draw capital investment. Our strategy the next three to five years is to continue to grow our downstream converting business focused on specialty products and higher margin with the idea of becoming over-integrated. We think when you’re an over-integrated environment, in the industry as we see it today, I think that’s a real advantage. That’s our focus.

Our mill capital will be predominantly around maintenance capital, how do we drive energy cost reduction? How do we drive throughput improvements? How do we lower our cost structure? But it won’t be about building significant capacity in any of our mill systems as we sit today.

Adam Josephson:

Thanks, Pete. Just one on the dividend. Just help me with the timing and the magnitude of it. I believe it equates to about a $5 million annual increase in the dividend. Did that come at the expense of some other capital return? Why announce it at the end of the third quarter? I don’t-forgive me for not remembering when you typically announce dividend increases, but any just context around the timing and magnitude would be helpful.

Pete Watson:

I’ll make one comment and let Larry comment. I will tell you that this does not come at the expense of any growth opportunity at all. That’s one of our highest priorities, but we just felt we’re comfortable in our cash flow and our earnings profile and we have not had a dividend in the near term and we thought it was prudent to do to our shareholders to return some cash back.

Larry Hilsheimer:

Yes. Adam, you know, we’ve been talking with the Board about this for some time because as we’ve worked through our transformation, we’ve become more and more confident about our ability to be a steady cash generator. We’ve been consistently telling people that one of our key focuses is returning capital to shareholders.

We are obviously remaining very active in M&A pursuits, and we just spent $65 million of an extra pension payment. We actually paid $70 million but we only called out the $65 million because we were going to make $5 million anyway.

We weren’t prepared to do any stock repurchases or large special dividends, but because of the high confidence we have in our cash flow generation and our extremely low leverage position, we felt it was just appropriate to live up to our commitment to return more capital to our shareholders and so we increased the recurring dividend and the Board agreed and approved it.

Operator:

Your next question comes from the line of Justin Bergner from Gabelli & Company. Please go ahead.

Justin Bergner:

Thanks again. I hope I’m not beating a dead horse, but just on the FX side, you’re essentially saying that there was a $4.8 million headwind in the Rigid segment, which was almost entirely-or it was offset to the tune of $3.8 million from tailwinds in the Flexible segment. Is that how (inaudible)?

Larry Hilsheimer:

That’s essentially it, yes.

Justin Bergner:

Okay. Was any of the negative $4.8 million related to sort of balance sheet items which changed and ran through the P&L or is mainly transactional headwinds just associated with where your cost base versus revenue base is?

Larry Hilsheimer:

Predominantly transactional and it’s income statement not the P&L-or not balance sheet.

Justin Bergner:

Okay, great. Thanks.

Operator:

Your next question comes from the line of Gabriel Hajde from Wells Fargo Securities. Please go ahead.

Gabriel Hajde:

Thank you gentlemen. Just one quick last one. The volume weakness in Latin America and I guess specifically Brazil, is there any way to kind of parse out the strike related weakness versus what you’re seeing in the market? Then also, I guess, this consolidated facility, I mean from an outside world the very simple approach would be kind of 10 days over 60 some work days in the quarter would suggest you were down-you should be down mid-teens, but in fact you were only down 10%. It seems to me that you’re actually growing pretty well in other markets. I guess can you provide a little bit of color around what you’re seeing in terms of the market growth and any one-time items?

Pete Watson:

Sure will, Gabe. The bigger miss on volumes was the operational challenges that we had, lesser so on the strike. As you said, it was only 10 days. We had some issues that are totally within our control that we did not perform well and we are addressing those. I would characterize the market in Latin America as modest and cautious growth. You’ve certainly got some financial tightening with Argentina and their currency, and you have political uncertainty, what seems to be a common theme in Brazil, so I would say it’s cautious but it’s more on us and what we did not do well in Brazil and how we operated. I promise you, that’s being addressed and you should start seeing in the next three to five months improvement in regard to our ability to operate more effectively in Brazil.

Gabe Hajde:

Thank you.

Pete Watson:

Thank you.

Operator:

Your last question today comes from George Staphos from Bank of America Merrill Lynch. Please go ahead.

George Staphos:

Hi guys. Thanks for taking the last follow-on, and again, appreciate the format of the call. Two things here. One, when we look at your heat map chart, if you will, where you look at volume price and FX, and we look at third quarter versus the second quarter, certainly price has been a very good story for Greif over the last few years, but we’re starting to see maybe a little bit of diminution in the year-on-year pricing trend. Should we read anything into that in terms of your ability to raise pricing, especially as you’re trying to catch up on costs? Or is it purely just mechanical? To Gabe’s point, you had some markets where costs were down and therefore the mechanical flow through of pricing was less robust. That’s question number one.

Question number two, as we think about China and what you might do there-and obviously you’ll give us the details in a few months-do you anticipate lowering your actual productive capacity? Maybe you’ll take out some roofs and reduce costs, and however it is that you’ll become more effective than you already are in commercial aspects. We’ll hear about that in the next few months, but do you anticipate maybe reducing capacity or is it just more of a cost reduction initiative?

Thank you guys, and good luck in the quarter.

Pete Watson:

Thanks, George. Your first question, I think you answered it and Gabe did as well. It’s all reflective of the raw material increases are mitigating and they’re becoming more flat. You have peaks and valleys, smaller levels within different regions that are driven by price adjustment mechanisms, but we also, because of certain other inflationary costs have one-time openers in our agreements that we can try to get additional cost increases and we’ll always try to do that.

Your second question around China, our first initiative is always to look at markets and where the profit pools that are best, advantageous to us, and then you look at where your operating capacities are in those regions that have the most attractive profit pools. So our first item is can we secure better price, more value-added margin business and then align our operating capacities to that. Our first priority is to sell more-better business, but the other solution is we very well could reduce capacities in certain regions in China, and we’re looking at all those options right now, but we would prefer to grow. It really depends on what we believe is our best chance to make the best operating profits in that country. Quite frankly, we look at every market the same way.

George Staphos:

Okay. Peter, thank you.

Pete Watson:

Yes, sir. Thank you.

Operator:

There are no further questions at this time. I will now turn the call back over to Mr. Eichmann for closing remarks.

Matt Eichmann:

Great. Thanks very much, Kelly, and thanks a lot for joining our conference call today. We hope you have a great long weekend ahead.

Operator:

This concludes today’s conference call. You may now disconnect.